EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-	CUSIP No.:	PRINCIPAL AMOUNT:
$

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Review Notes

(the “Notes”)

ORIGINAL ISSUE DATE:	MATURITY DATE:	INDEX:

INDEX PUBLISHER:	INITIAL INDEX LEVEL:	BUFFER AMOUNT:

LEVERAGE FACTOR:	CALL LEVEL:	REVIEW DATE(S):

CALL PREMIUM	CALCULATION AGENT: Merrill Lynch, Pierce, Fenner & Smith Incorporated (unless otherwise specified)	DENOMINATIONS: $1,000 and integral multiples thereof (unless otherwise specified)

SPECIFIED CURRENCY: United States dollar (unless otherwise specified)	BUSINESS DAY:	TRADING DAY:

OTHER PROVISIONS:

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the payment at maturity described below on the Maturity Date.

Payment or delivery of the amount due on this Global Note and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Automatic Call

This Global Note shall be automatically called and subject to mandatory redemption if the Index closing level on any Review Date is greater than or equal to the Initial Index Level or Call Level, as applicable, that triggers an automatic call and payment of the applicable Call Premium amount. If this Global Note is called, for every $1,000 principal amount, the Holder of this Global Note shall receive $1,000 plus the Call Premium amount applicable to the particular Review Date on which this Global Note is called.

If this Global Note is automatically called on a Review Date, other than the final Review Date, the Company shall redeem this Global Note and pay the applicable Call Premium on the sixth Business Day after the applicable Review Date, subject to postponement as described below. If the Notes are called on the final Review Date, the Company shall redeem this Global Note and pay the Call Premium on the Maturity Date.

If a Review Date (other than the final Review Date) is not a Trading Day (as defined below) or if there is a Market Disruption Event (as defined below) on such day, the applicable Review Date shall be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred or is continuing; provided that the Index closing level shall not be determined on a date later than the tenth scheduled trading day after the scheduled Review Date, and if such day is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent shall determine (or, if not determinable, estimate, in a manner which is considered commercially reasonable under the circumstances) the Index closing level on such tenth scheduled trading day. If the final Review Date is not a Trading Day or if there is a Market Disruption Event on such day, the final Review Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred or is continuing; provided that the Index closing level will not be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) on a date later than the second scheduled Trading Day prior to the Maturity Date, regardless of the occurrence of a Market Disruption Event on that scheduled Trading Day.

If, due to a Market Disruption Event or otherwise, a Review Date (other than the final Review Date) is postponed so that it falls less than five Business Days prior to the scheduled date for payment of the Call Premium, the date on which the Call Premium for such Review Date shall be paid, if any, shall be the fifth business day following the Review Date as postponed.

Payment at Maturity

On the Maturity Date, the Company shall pay or make available for payment to the Holder a cash payment with respect to each $1,000 principal amount of this Global Note, which shall be determined by the Calculation Agent and such cash payment and shall equal:

(1)	For Notes with a Buffer Amount specified above (provided this Global Note is not called earlier by the Company):

(i)	If the Ending Index Level declines from the Initial Index Level and such decline is equal to or less than the Buffer Amount, a Holder shall receive $1,000 per $1,000 principal amount of Notes;

(ii)	If the Ending Index Level declines from the Initial Index Level by more than the Buffer Amount, a Holder shall receive a cash payment per $1,000 principal:

$1,000 + [$1,000 × (Index Return + bufferamount %) × downsideleveragefactor]

(2)	For Notes without a Buffer Amount specified above (provided this Global Note is not called earlier by the Company):

$1,000 + ($1,000 × Index Return)

The “Index Return” shall be calculated by the Calculation Agent and shall be calculated as follows:

Index Return=	(	Ending Index Level – Initial Index Level	)
Initial Index Level

The “Ending Index Level” shall be determined by the Calculation Agent and shall equal the Index closing level on the final Review Date.

The “Index closing level” on any Trading Day shall equal the closing level of the Index or any Successor Index thereto published following the regular official weekday close of trading on that Trading Day.

All determinations made by the Calculation Agent, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holder and beneficial owner of this Global Note.

Adjustments to the Index; Market Disruption Events

If at any time the Index Publisher makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the

Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent shall adjust the Index in order to arrive at a level of the Index as if it had not been modified.

“Market Disruption Event” means any of the following events as determined by the Calculation Agent:

(A)	the suspension of, absence or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange on which the underlying stocks of the Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any Successor Index;

(B)	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the stocks that comprise the Index or any Successor Index during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(C)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trade options contracts or futures contracts related to the stocks included in the Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any Successor Index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any Successor Index, shall not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any Successor Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension of or material limitation on trading in futures or options contracts related to the Index; and

(4)	a suspension of or material limitation on trading on the relevant exchange shall not include any time when that exchange is closed for trading under ordinary circumstances.

Discontinuance of the Index

If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “Successor Index”), then, upon the Calculation Agent’s notification of that determination to the trustee and the Company, the Calculation Agent shall substitute the Successor Index as calculated by the Index Publisher or any other entity for the Index and calculate the Index closing level. Upon any selection by the Calculation Agent of a Successor Index, the Company will cause notice to be given to the Holder of this Global Note Notes.

In the event that the Index Publisher discontinues publication of the Index and:

•	the Calculation Agent does not select a Successor Index; or

•	the Successor Index is not published on any of the Review Dates,

the Calculation Agent shall compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the Successor Index or level shall be used as a substitute for the Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If the Index Publisher discontinues publication of the Index and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Index Level; and

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent shall determine the value that would be used in computing the Ending Index Level as described in the preceding paragraph as if that day were a Business Day. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, Due Nine Months or More from Date of Issue and designated as Review Notes which are due at the Maturity Date. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note shall have occurred and be continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each $1,000 aggregate principal amount of this Global Note, shall be equal to the cash payment with respect to each $1,000 principal amount of this Global Note, as specified above, calculated as though the date of acceleration were the Maturity Date.

In case of default in payment of this Global Note, whether at the Maturity Date or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

The Default Rate with respect to this Global Note shall be the Federal Funds Rate, reset daily. “Federal Funds Rate” means:

(1)	the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Moneyline Telerate or any successor service on page 120 or any other page as may replace page 120 on that service (“Moneyline Telerate Page 120”), or

(2)	if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay with respect to each $1,000 aggregate principal amount hereof the cash payment with respect to each $1,000 principal amount of this Global Note, as specified above and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations, of like tenor and for the same Principal Amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Global Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)
the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:

NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.